SECURITY AGREEMENT

Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, this “Security Agreement”), dated as of September 30, 2015, by and among (a) Investment Managers Series Trust, a Delaware statutory trust (the “Trust”) solely on behalf of its series Advisory Research All Cap Value Fund (the “All Cap Fund”; the Trust acting on behalf of the All Cap Fund is hereinafter referred to as the “All Cap Borrower”); (b) the Trust solely on behalf of its series Advisory Research Strategic Income Fund (the “Income Fund”; the Trust acting on behalf of the Income Fund is hereinafter referred to as the “Income Fund Borrower”; the All Cap Borrower and the Income Fund Borrower are collectively referred to as the “Borrowers” and each, individually, a “Borrower”) and UMB Bank, n.a., a national banking association (the “Bank”).

RECITALS

I. Reference is made to the Credit Agreement, dated as of the date hereof, among the Borrowers and the Bank (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

II. It is a condition precedent to the making of all Loans and all other extensions of credit under the Credit Agreement that the Borrowers shall have executed and delivered this Security Agreement.

Therefore, in consideration of the Recitals, the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

Section 1. Defined Terms

(a) Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

(b) When used in this Security Agreement, the following capitalized terms shall have the respective meanings ascribed thereto as follows:

“Collateral” has the meaning set forth in Section 2.

“Custody Account” means, with respect to a Borrower, collectively, each Commodity Account, Deposit Account and Securities Account that such Borrower maintains at any time and from time to time with the Bank.

“Custody Assets” means, as of any time, with respect to a Borrower all of the Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Documents, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, Money, Supporting Obligations in respect of the foregoing and Proceeds of all of the foregoing, in each case that, at such time, are in or credited to the Custody Account of such Borrower.

“Excluded Collateral” means, with respect to any Borrower, any contract or agreement constituting a General Intangible or a Promissory Note, but only to the extent that the granting of a Security Interest therein by such Borrower would violate any applicable law or any enforceable provision of such contract or agreement, provided that to the extent the Security Interest herein granted at any time hereafter shall no longer violate any applicable law, and/or immediately upon such provision no longer being enforceable, as the case may be, such contract or agreement, as the case may be shall automatically and without any further action cease to be “Excluded Collateral”, and such Borrower shall be deemed to have granted automatically and without any further action a Security Interest therein subject hereto as if such law had never existed or such provision had never been enforceable, as the case may be.

“MOUCC” means the UCC as in effect in the State of Missouri on the date of this Security Agreement.

“Obligations” means, with respect to a Borrower as of any date, all of the obligations and liabilities of such Borrower to the Bank or any Related Party under the Loan Documents and each Secured Financial Contract, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

“Permitted Charge” means, with respect to any property of a Borrower, a Permitted Lien on such property to the extent that its priority over the Security Interest created hereby would not (a) cause a breach of any representation or warranty of such Borrower in Section 3(c), or (b) violate any covenant of such Borrower in Section 4(h).

“Secured Financial Contract” means, with respect to a Borrower, a Financial Contract entered into by such Borrower with the Bank or any Related Party thereof.

“UCC” means, with respect to any jurisdiction, Articles 1, 8 and 9 of the Uniform Commercial Code as from time to time in effect in such jurisdiction.

(c) Except as may otherwise be expressly provided herein, when used in this Security Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the MOUCC: “Account”, “Adverse Claim”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Commodity Intermediary”, “Deposit Account”, “Document”, “Entitlement Order”, “Financial Asset”, “General Intangible”, “Instrument”, “Investment Property”, “Money”, “Proceeds”, “Promissory Note”, “Records”, “Secured Party”, “Securities Account”, and “Supporting Obligation” as the same may be modified by the provisions hereof.

Section 2. Grant of Security Interest

To secure the prompt and complete payment, observance and performance of the Obligations, each Borrower, solely as to itself and not as to any other Borrower, hereby grants to the Bank a Security Interest in and to all of such Borrower’s right, title and interest in and to the following (with respect to the items listed in clauses (ii) and (iii) below, only to the extent such items would not constitute Excluded Collateral):

(i) the Custody Account and the Custody Assets,

(ii) all Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, and Money,

(iii) all Supporting Obligations in respect of all of the foregoing, and

(iv) all Records in respect of all of the foregoing,

in each case, whether now owned or existing or hereafter arising or acquired, together with all of the Proceeds (which shall include all dividends, distributions, accessions and income on and in respect of all of the foregoing and all other rights and benefits in respect thereof) of all of the foregoing (collectively, with respect to such Borrower, the “Collateral”).

Section 3. Grant of Security Interest

The Bank agrees, in its capacity as the secured party hereunder, with each Borrower that such Borrower or its agent (including any investment manager or adviser) shall have the right, so long as no Event of Default has occurred and is continuing, and, with respect to the Custody Account and the Custody Assets, in all cases in compliance with the terms of the Custody Agreement, to remove, dispose of and withdraw Collateral from the Custody Account or any other Deposit Account, and sell, transfer or otherwise dispose of any Collateral, in each case throughout the term of this Agreement, and the Bank agrees, in its capacity as the secured party, with such Borrower that the Bank shall not give instructions with respect to any of the Collateral (including, without limitation, instructions to the Custodian or any Entitlement Orders) or withhold any withdrawal rights from such Borrower unless an Event of Default has occurred and is continuing.

Section 4. Representations and Warranties

Each Borrower hereby represents and warrants to the Bank as follows:

(a) As of the date hereof, the Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware and the All Cap Value Fund or the Income Fund, as the case may be, is a series of the Trust.

(b) Except as otherwise expressly permitted under this Security Agreement, since such Borrower’s formation, there has been no change in (i) its legal name or structure, or

(ii) its jurisdiction of formation.

(c) On the date hereof, (i) this Security Agreement creates an enforceable Security Interest in the Collateral of such Borrower in favor of the Bank, (ii) there are no Liens upon such Collateral other than Permitted Liens, and (iii)(1) with respect to such Collateral constituting the Custody Account and the Custody Assets, so long as the Custody Account is maintained with the Bank, the Bank has a perfected Security Interest in such Collateral, which Security Interest is, other than with respect to the Liens on such Borrower’s assets permitted by Section 7.2(e) of the Credit Agreement, prior to all other Liens, and (2) with respect to all other Collateral of such Borrower in which a Security Interest may be perfected by filing a financing statement, assuming the presentation for filing of the financing statements, a copy of which is attached as Annex A hereto, at the governmental office listed thereon together with the appropriate filing fees therefor on the date hereof, the Bank has a perfected Security Interest in such Collateral, which Security Interest is prior to all Liens other than the Liens on such Borrower’s assets permitted by Section 7.2(f) of the Credit Agreement.

Section 5. Covenants

Each Borrower hereby covenants with the Bank as follows:

(a) Such Borrower shall not effect or permit any change in its legal name, its form of organization or its jurisdiction of organization, in each case unless it shall provide the Bank with prior written notice thereof and UCC financing statements (or amendments thereto), in form and substance reasonably satisfactory to the Bank, shall have been filed at the expense of such Borrower in all filing offices designated by the Bank.

(b) Such Borrower shall, at its own expense, promptly authorize, execute and deliver, as applicable, all certificates, instruments, endorsements, financing and continuation statements and amendments thereto, notices, agreements (including control agreements), and other documents, and take all further action, that the Bank may reasonably request from time to time in order to perfect and protect the Security Interest granted by such Borrower hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to the Collateral of such Borrower. If any assets are acquired by such Borrower after the date hereof which are of the type described in Section 2 hereof (other than assets constituting such Borrower’s Collateral that become subject to the Lien of the Security Agreement upon acquisition thereof and other than assets upon which the Bank has a first perfected Lien), such Borrower will notify the Bank thereof, and, if requested by the Bank, such Borrower will cause such assets to be subjected to a Lien securing the Obligations of such Borrower and will take such actions as shall be necessary or reasonably requested by the Bank to grant and perfect such Liens, all at the expense of the Borrower.

(c) To the fullest extent not prohibited by applicable law or any agreement to which it is a party or by which it is bound, such Borrower at its own expense shall furnish to the Bank such information, reports, statements and schedules with respect to the Collateral of such Borrower as the Bank may reasonably request from time to time.

(d) Such Borrower at its own expense shall defend the Collateral of such Borrower against all claims of any kind or nature (other than Permitted Charges with respect to such Borrower) of all Persons at any time claiming the same or any interest therein adverse to the interests of the Bank.

(e) Except as otherwise required by applicable law or expressly provided in the Loan Agreement or the applicable Custody Agreement, such Borrower agrees that, with respect to the Collateral of such Borrower, neither the Bank nor such Borrower’s Custodian has any obligation to preserve rights against prior or third parties.

(f) The only duty of the Bank, in its capacity as the lender to the applicable Borrower, but not in its capacity as Custodian, with respect to such Borrower’s Collateral delivered to it shall be to use reasonable care in the custody and preservation of such Collateral, and such Borrower agrees that if the Bank accords such Collateral substantially the same kind of care as it accords its own property or delivers such Collateral over to such Borrower’s Custodian, such care shall presumptively be deemed reasonable.

(g) Anything herein to the contrary notwithstanding, (i) such Borrower shall remain liable under the contracts and agreements included in its Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Bank of any of its rights hereunder shall not release such Borrower from any of its duties or obligations under any Loan Documents, (iii) the Bank shall not have any obligation or liability, including indemnification obligations, under any such contract or agreement by reason of this Security Agreement, nor shall the Bank be obligated to perform any of the obligations or duties of such Borrower hereunder, to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by such Borrower or the sufficiency of any performance by any party under any such contract or agreement or to take any action to collect or enforce any claim for payment assigned hereunder and (iv) the Bank shall not be under any duty to send notices, perform services, exercise any rights of collection, enforcement, conversion or exchange, vote, pay for insurance, taxes or other charges or take any action of any kind in connection with the management of such Collateral.

(h) Such Borrower agrees that it shall (i) at all times (1) with respect to the Collateral of such Borrower constituting the Custody Account and the Custody Assets, cause the Bank to have a perfected Security Interest in such Collateral, which Security Interest shall be, other than with respect to the Liens on the assets of such Borrower permitted by Section 7.2(e) of the Credit Agreement, prior to all other Liens, and (2) with respect to all other Collateral of such Borrower in which a Security Interest may be perfected by filing a financing statement, cause the Bank to have a perfected Security Interest in such Collateral, which Security Interest shall be prior to all Liens other than the Liens on the property of such Borrower permitted by Section 7.2(f) of the Credit Agreement, and (ii) not cause or permit any of such Collateral (1) to be subject to any Lien other than Permitted Liens, or (2) to be subject to any Lien (other than Permitted Charges) that has any priority over the Security Interest granted hereby.

Section 6. Voting and Distributions

(a) With respect to each Borrower, unless and until an Event of Default with respect to such Borrower shall have occurred and be continuing and the Bank shall have delivered to such Borrower a written notice of its intention to exercise the voting and/or other consensual rights and powers referred to in this Section 6 (a “Collateral Notice”):

(i) Such Borrower shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Collateral owned or held by it or on its behalf, or any part thereof, for any purpose consistent with the terms of this Security Agreement and the other Loan Documents;

(ii) The Bank shall execute and deliver to such Borrower, or cause to be executed and delivered to such Borrower, all such proxies, powers of attorney and other instruments as such Borrower may reasonably request for the purpose of enabling it to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 6(a)(i) and to receive the cash payments it is entitled to receive pursuant to Section 6(a)(iii).

(iii) Subject to the Security Interest created hereby and the terms and conditions of the Loan Documents, such Borrower shall be entitled to receive, retain and use any and all dividends, distributions, interest and principal paid on, and Proceeds of, the Collateral owned or held by it or on its behalf.

(b) With respect to each Borrower, upon receipt by such Borrower of a Collateral Notice upon the occurrence of, or at any time during the continuance of, an Event of Default with respect to such Borrower:

(i) To the extent not prohibited by applicable law, all rights of such Borrower to receive and retain dividends, distributions, interest and principal paid on, and Proceeds of, its Collateral that it is authorized to receive pursuant to Section 6(a)(iii) shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to receive and retain such dividends, distributions, interest, principal and Proceeds, as applicable. All dividends, distributions, interest, principal and Proceeds received by or on behalf of such Borrower contrary to the provisions of this Section shall be held in trust for the benefit of the Bank, shall be segregated from other property or funds of such Borrower and shall be forthwith delivered to the Bank or such Borrower’s Custodian upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Bank pursuant to the provisions of this subsection (i) shall be retained by the Bank in an account to be established in the name of the Bank upon receipt of such money or other property. Subject to the provisions of this subsection (i), such account shall at all times be under the sole dominion and control of the Bank, and the Bank shall at all times have the sole right to make withdrawals therefrom and to exercise all rights with respect to the funds and other property from time to time therein or credited thereto, provided that such funds or other property shall not be withdrawn or applied for any purpose other than toward the payment of such Borrower’s Obligations.

(ii) To the extent not prohibited under applicable law, all rights of such Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6(a)(i), and the obligations of the Bank under Section 6(a)(ii), shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that the Bank shall have the right from time to time to permit such Borrower to exercise such rights.

Section 7. Remedies

(a) With respect to a Borrower, upon the occurrence and during the continuation of an Event of Default with respect to such Borrower, the Bank may:

(i) exercise any and all rights and remedies with respect to such Borrower and its Collateral (x) granted to a Secured Party by the MOUCC or otherwise allowed at law, and/or (y) otherwise provided by this Security Agreement, and

(ii) dispose of such Borrower’s Collateral as it may choose, so long as every aspect of the disposition, including the method, manner, time, place and terms thereof, is commercially reasonable, and such Borrower agrees that, without limitation, the following are each commercially reasonable: (x) if the Bank is required by law to give any notice of disposition of such Collateral, the Bank shall not in any event be required to give more than ten (10) Business Days’ prior notice to such Borrower of any such disposition,

(y) any place within the City of Kansas City, Missouri may be designated by the Bank for disposition, and (z) the Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) To the extent permitted by law, such Borrower hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Security Agreement.

(c) In view of the position of each applicable Borrower in relation to the Collateral of such Borrower, or because of other current or future circumstances, a question may arise under the Securities Act or any similar applicable law of any other Governmental Authority analogous in purpose or effect (such Act and any such similar law as from time to time in effect being called the “Securities Laws”) with respect to any disposition of such Collateral permitted hereunder. Such Borrower understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Bank if the Bank were to attempt to dispose of all or any part of such Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any such Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Bank in any attempt to dispose of all or part of such Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Such Borrower recognizes that in light of such restrictions and limitations the Bank may, with respect to any sale of such Collateral to which such restrictions or limitations may (in the reasonable judgment of the Bank) apply, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Such Borrower acknowledges and agrees that in light of such restrictions and limitations, the Bank, in its sole and absolute discretion, (i) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral, or any part thereof, shall have been filed under the Securities Laws and (ii) may approach and negotiate with a single potential purchaser to effect such sale. Such Borrower acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Bank shall incur no responsibility or liability for selling all or any part of such Collateral at a price that the Bank may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Bank sells any such Collateral.

Section 8. Notices

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the appropriate party hereto at the address therefor set forth in the Credit Agreement.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Security Agreement shall be deemed to have been given on the date of receipt.

Section 9. Waivers; Amendments

Subject to the terms of the Credit Agreement, neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Bank.

Section 10. Successors and Assigns

Subject to the terms of the Credit Agreement, the provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under the Credit Agreement, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void). Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Bank and the Related Parties thereof) any legal or equitable right, remedy or claim.

Section 11. Counterparts; Integration

This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Security Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12. Severability

In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13. Governing Law

This Security Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

Section 14. WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15. Headings

Article and Section headings used herein are for convenience of reference only, are not part of this Security Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Security Agreement.

Section 16. Relationship to Credit Agreement

This Security Agreement is the “Security Agreement” under, and as such term is defined in, the Credit Agreement, and is subject to, and shall be construed in accordance with, the provisions thereof applicable hereto.

Section 17. Release of Collateral

(a) With respect to each Borrower, upon the request of such Borrower following the later to occur of (i) the Borrower Commitment Termination Date with respect to such Borrower, and (ii) the payment in full of, and the performance by such Borrower of, all of its Obligations and its other liabilities under the Loan Documents outstanding at the time of such payment (other than contingent indemnification obligations for which no claims have been made), the Bank shall (x) return or cause to be returned to such Borrower all such Borrower’s Collateral which shall remain in the possession of the Bank at such time, and (y) at the sole cost and expense of such Borrower deliver to such Borrower such instruments, UCC termination statements and other documents, and provide for the delivery of such instructions to such Borrower’s Custodian, in each case as such Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the Security Interest in such Borrower’s property created by this Security Agreement.

(b) With respect to each Borrower, in the event that such Borrower shall sell, transfer or otherwise dispose of all or any portion of its Collateral (each a “Transfer”), then provided that immediately before and after giving effect thereto no Default with respect to such Borrower shall or would exist, (i) the Bank’s Security Interest created hereby in the Collateral subject to such Transfer shall automatically be released (provided that such Security Interest shall attach to the Proceeds of such Transfer), and (ii) promptly after the request by such Borrower, the Bank shall, at the sole cost and expense of such Borrower deliver to such Borrower such instruments, UCC termination statements and other documents, and provide for the delivery of such instructions to such Borrower’s Custodian, in each case as such Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the Security Interest in the Collateral subject to such Transfer.

Section 18. Liability

This Security Agreement is subject to Section 1.4 of the Credit Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Security Agreement to be executed by its duly authorized representative as of the day and year first above written.

Investment Managers Series Trust,
on behalf of and for the account of, Advisory Research All Cap Value Fund, and Advisory Research Strategic Income Fund

By:	/s/ Joy Ausili
Name:	Joy Ausili
Title:	Secretary

[Signature Page to Security Agreement]

UMB Bank, n.a.

By:	/s/ Scott Nelson
Name:	Scott Nelson
Title:	Commercial Lending Officer, UMB Bank, n.a.

[Signature Page to Security Agreement]